CONTACTS:
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Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Alexis Dominguez
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(305) 441-8414

AMERANT REPORTS FOURTH QUARTER 2024 AND FULL-YEAR 2024 RESULTS

CORAL GABLES, FLORIDA, January 22, 2025. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported a net income attributable to the Company of $16.9 million in the fourth quarter of 2024, or $0.40 per diluted share, compared to a net loss of $48.2 million, or $1.43 loss per diluted share, in the third quarter of 2024. Net loss attributable to the Company was $15.8 million for the full-year 2024, or $0.44 per diluted share, compared to net income of $32.5 million, or $0.96 per diluted share, for the full-year 2023.

“Our fourth quarter results show significant improvement in a number of areas,” stated Jerry Plush, Chairman and CEO. “Net interest income increased over 8% while provision for credit losses declined 48%, quarter over quarter. While our asset size declined primarily from the sale of our Houston Franchise in the fourth quarter, our loan pipeline is robust heading into 2025, and we expect to be back well over $10 billion in assets in the first quarter of 2025. This past year we focused on completing our transformation toward becoming the bank of choice in Florida – in 2025, our focus now is executing on our growth plan.”

Fourth Quarter Financial Highlights and Quarter-over-Quarter Changes:

•Total assets were $9.9 billion, down $455.4 million, or 4.40%, compared to $10.4 billion as of 3Q24.

•Total gross loans were $7.27 billion, a decrease of $294.7 million, or 3.90%, compared to $7.56 billion in 3Q24.

•Cash and cash equivalents were $590.4 million, down $81.5 million, or 12.13%, compared to $671.8 million as of 3Q24.

•Total deposits were $7.9 billion, down $256.9 million, or 3.17%, compared to $8.1 billion in 3Q24.

•Total advances from Federal Home Loan Bank (“FHLB”) were $745.0 million, down $170.0 million, or 18.6%, compared to $915.0 million as of 3Q24. The Bank had an aggregate borrowing capacity of $2.5 billion from the FED and FHLB as of December 31, 2024.

•Average yield on loans was 7.00%, down compared to 7.08% in 3Q24.

•Total non-performing assets were $122.2 million, down $7.3 million, or 5.6%, compared to $129.4 million as of 3Q24.

•Classified loans were $125.7 million, up by $11.5 million compared to $114.2 million as of 3Q24, while non-performing loans declined by $10.8 million to $104.1 million as of 4Q24 from $114.9 million as of 3Q24. Special mention loans also declined by $71.0 million to $5.4 million as of 4Q24 from $76.4 million as of 3Q24.
•The allowance for credit losses ("ACL") was $85.0 million, an increase of $5.1 million, or 6.3%, compared to $79.9 million as of 3Q24.

•Core deposits, which consist of total deposits excluding all time deposits, were $5.6 billion, down $87.7 million, or 1.5%, compared to $5.7 billion as of 3Q24.

•Average cost of total deposits was 2.77% compared to 2.99% in 3Q24.

•Loan to deposit ratio was 92.5% compared to 93.2% in 3Q24.

•Assets Under Management and custody (“AUM”) totaled $2.9 billion as of 4Q24, an increase of $339.5 million, or 13.3%, compared to $2.6 billion as of 3Q24.

•Pre-provision net revenue (“PPNR”)(1) was $27.9 million in 4Q24, an increase of $70.8 million, or 165.1%, compared to negative $42.9 million in 3Q24. Excluding non-routine items, PPNR(2) in 4Q24 was $37.2 million, up $6.0 million, or 19.0%, compared to $31.3 million in 3Q24.

•Net Interest Margin (“NIM”) was 3.75%, up compared to 3.49% in 3Q24.

•Net Interest Income (“NII”) was $87.6 million, up $6.6 million, or 8.2%, compared to $81.0 million in 3Q24.

•Provision for credit losses was $9.9 million, down $9.1 million, or 47.8%, compared to $19.0 million in 3Q24.

•Non-interest income was $23.7 million, an increase of $71.4 million, or 149.7%, compared to negative $47.7 million in 3Q24. Excluding non-routine items, non-interest income(2) was $17.8 million, a decrease of $3.0 million, or 14.3%, compared to $20.8 million in 3Q24.

•Non-interest expense was $83.4 million, up $7.2 million, or 9.4%, compared to $76.2 million in 3Q24. Excluding non-routine items, non-interest expense(2) was $68.2 million, a decrease of $2.3 million, or 3.3%, compared to $70.5 million in 3Q24.

•The efficiency ratio was 74.91% in 4Q24, down compared to 228.74% in 3Q24. Excluding non-routine items, efficiency ratio(2) was 64.71%, down compared to 69.29% in 3Q24.

•Return on average assets (“ROA”) was 0.67% in 4Q24 compared to negative 1.92% in 3Q24. Excluding non-routine items, ROA(2) was 0.83% compared to 0.37% in 3Q24.

•Return on average equity (“ROE”) was 7.38% in 4Q24 compared to negative 24.98% in 3Q24. Excluding non-routine items, ROE(2) was 9.25% compared to 4.80% in 3Q24.

•The Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock on January 22, 2025. The dividend is payable on February 28, 2025, to shareholders of record on February 14, 2025.

Full-year Financial Highlights and Year-on-Year Changes:

•Total assets were $9.9 billion, up $0.2 billion, or 1.9%, compared to $9.7 billion as of 4Q23.

•Total gross loans were $7.27 billion, an increase of $2.4 million, or 0.03%, compared to $7.26 billion in 4Q23.

•Cash and cash equivalents were $590.4 million, up $268.5 million, or 83%, compared to $321.9 million as of 4Q23.

•Total deposits were $7.9 billion, down $40.8 million, or 0.5%, compared to $7.9 billion in 4Q23.

•Total advances from Federal Home Loan Bank (“FHLB”) were $745.0 million, up $100.0 million, or 15.5%, compared to $645.0 million as of 4Q23.

•Average yield on loans was 7.00%, down compared to 7.09% in 4Q23. Average yield on loans for the full-year 2024 was 7.06%, up compared to 6.78% for the full-year 2023.

•Total non-performing assets were $122.2 million, up $67.6 million or 123.8%, compared to $54.6 million to 4Q23.

•Classified loans were $125.7 million, up by $96.0 million compared to $29.7 million as of 4Q23 and non-performing loans increased by $69.7 million to $104.1 million as of 4Q24 from $34.4 million as of 4Q23, while special mention loans declined by $40.6 million to $5.4 million as of 4Q24 from $46.0 million as of 4Q23.
•The allowance for credit losses ("ACL") was $85.0 million, a decrease of $10.5 million, or 11.0%, compared to $95.5 million in 4Q23.

•Core deposits, which consist of total deposits excluding all time deposits, were $5.62 billion, up $21.9 million, or 0.4%, compared to $5.60 billion as of 4Q23.

•Average cost of total deposits was 2.77% compared to 2.88% in 4Q23. Average cost of total deposits for the full-year 2024 was 2.94% compared to 2.47% for the full-year 2023.

•Loan to deposit ratio was 92.53% compared to 92.02% in 4Q23.

•Assets Under Management and custody (“AUM”) totaled $2.9 billion as of 4Q24, an increase of $600.9 million, or 26.3%, compared to $2.3 billion in 4Q23.

•Pre-provision net revenue (“PPNR”)(1) was $27.9 million in 4Q24, an increase of $35.5 million, or 467.8%, compared to negative $7.6 million in 4Q23. PPNR was $36.4 million for the full-year 2024, a decrease of $67.9 million, or 65.1%, compared to $104.3 million for the full-year 2023. Excluding non-routine items, PPNR(2) for the full-year 2024 was $125.6 million, down $16.4 million, or 11.6%, compared to $142.0 million for the full-year 2023.

•Net Interest Margin (“NIM”) was 3.75%, up compared to 3.72% in 4Q23. NIM was 3.58% for the full-year 2024, down compared to 3.76% for the full-year 2023.

•Net Interest Income (“NII”) was $87.6 million, up $6.0 million, or 7.3%, compared to $81.7 million in 4Q23. NII was $326.0 million for the full-year 2024, down $0.5 million, or 0.16%, compared to $326.5 million for the full-year 2023.

•Provision for credit losses was $9.9 million, down compared to $12.5 million in 4Q23. Provision for credit losses was $60.5 million for the full-year 2024, compared to $61.3 million in the full-year 2023.

•Non-interest income was $23.7 million, an increase of $4.1 million, or 20.76%, compared to $19.6 million in 4Q23. Non-interest income was $9.9 million for the full-year 2024, a decrease of $77.6 million, or 88.7%, compared to $87.5 million for the full-year 2023. Excluding non-routine items, non-interest income(2) in 4Q24 was $17.8 million, an increase of $3.9 million, or 28.0%, compared to $13.9 million in 4Q23. For the full-year 2024, non-interest income(2) was $72.7 million, an increase of $13.7 million, or 23.2%, compared to $59.0 million for the full-year 2023.

•Non-interest expense was $83.4 million, down $26.3 million, or 24.0%, compared to $109.7 million in 4Q23. Non-interest expense was $299.5 million for the full-year 2024, down $11.9 million or 3.8%, compared to $311.4 million for the full-year 2023. Excluding non-routine items, non-interest expense(2) in 4Q24 was $68.2 million, an increase of $1.6 million, or 2.4%, compared to $66.6 million in 4Q23, while for the full-year 2024, non-interest expense(2) was $273.1 million, an increase of $27.9 million, or 11.38%, compared to $245.2 million for the full-year 2023.

•The efficiency ratio was 74.91% in 4Q24, down compared to 108.30% in 4Q23. The efficiency ratio was 89.17% for the full-year 2024 compared to 75.21% for the full-year 2023. Excluding non-routine items, efficiency ratio(2) in 4Q24 was 64.71%, down compared to 69.67% in 4Q23, while for the full-year 2024, the efficiency ratio(2) was 68.51%, up compared to 63.61% for the full-year 2023.

•Return on average assets (“ROA”) was 0.67% in 4Q24 compared to negative 0.71% in 4Q23. ROA was negative 0.16% for the full-year 2024 compared to 0.34% for the full-year 2023. Excluding non-routine items, ROA(2) in 4Q24 was 0.83% compared to 0.64% in 4Q23, while for the full-year 2024, ROA(2) was 0.51% compared to 0.69% for the full-year 2023.

•Return on average equity (“ROE”) was 7.38% in 4Q24 compared to negative 9.22% in 4Q23. ROE was negative 1.99% for the full-year 2024 compared to 4.39% for the full-year 2023. Excluding non-routine items, ROE(2) was 9.25% in 4Q24 compared to 8.23% in 4Q23, while for the full-year 2024, ROE(2) was 6.37% compared to 8.79% for the full-year 2023.

Additional details on fourth quarter and full-year 2024 results can be found in the Exhibits to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

2 Represents core PPNR, core noninterest income, core noninterest expense, core efficiency ratio, core ROA or Core ROE, as applicable, which are Non-GAAP measures. See “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

Fourth Quarter and Full Year 2024 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, January 23, 2025 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2024 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., and Amerant Mortgage, LLC. The Company provides individuals and businesses with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is headquartered in Florida and operates 19 banking centers – 18 in South Florida and 1 in Tampa, Florida. For more information, visit investor.amerantbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. Examples of forward-looking statements include but are not limited to: our future operating or financial performance, including revenues, expenses, expense savings, income or loss and earnings or loss per share, and other financial items; statements regarding expectations, plans or objectives for future operations, products or services, and our expectations on our securities repositioning and loan recoveries, reaching effective resolutions on problem loans, or significantly reducing special mention and/or non-performing loans. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 7, 2024 (the “Form 10-K”), our quarterly report on Form 10-Q for the quarter ended March 31, 2024 filed on May 3, 2024, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2024 filed on

November 4, 2024, and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three month periods ended September 30, 2024, June 30, 2024, March 31, 2024, and the three and twelve month periods ended December 31, 2024, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2024, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2024, including the effect of non-core banking activities such as the sale of loans and securities (including the investment portfolio repositioning initiated in the third quarter of 2024) and other repossessed assets, the sale of our Houston franchise, the valuation of securities, derivatives, loans held for sale and other real estate owned, impairment of investments, the early repayment of FHLB advances, Bank owned life insurance restructure, and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Consolidated Balance Sheets					(audited)
Total assets	$9,897,691	$10,353,127	$9,747,738	$9,817,772	$9,716,327
Total investments	1,497,925	1,542,544	1,547,864	1,578,568	1,496,975
Total gross loans (1)(2)	7,267,279	7,561,963	7,322,911	7,006,383	7,264,912
Allowance for credit losses	84,963	79,890	94,400	96,050	95,504
Total deposits	7,854,069	8,110,944	7,816,011	7,878,243	7,894,863
Core deposits (1)	5,619,624	5,707,366	5,505,349	5,633,165	5,597,766
Advances from the Federal Home Loan Bank	745,000	915,000	765,000	715,000	645,000
Senior notes	59,843	59,764	59,685	59,605	59,526
Subordinated notes	29,624	29,582	29,539	29,497	29,454
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)(5)	890,467	902,888	734,342	738,085	736,068
Assets under management and custody (1)	2,890,048	2,550,541	2,451,854	2,357,621	2,289,135

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages, share data and per share amounts)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Consolidated Results of Operations
Net interest income	$87,635	$80,999	$79,355	$77,968	$81,677	$325,957	$326,464
Provision for credit losses (6)	9,910	19,000	19,150	12,400	12,500	60,460	61,277
Noninterest income	23,684	(47,683)	19,420	14,488	19,613	9,909	87,496
Noninterest expense	83,386	76,208	73,302	66,594	109,702	299,490	311,355
Net income (loss) attributable to Amerant Bancorp Inc. (7)	16,881	(48,164)	4,963	10,568	(17,123)	(15,752)	32,490
Effective income tax rate	6.34%	22.18%	21.51%	21.50%	14.21%	34.60%	25.50%

Common Share Data
Stockholders' book value per common share	$21.14	$21.44	$21.88	$21.90	$21.90	$21.14	$21.90
Tangible stockholders' equity (book value) per common share (8)	$20.56	$20.87	$21.15	$21.16	$21.16	$20.56	$21.16
Tangible stockholders’ equity (book value) per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity (8)	$20.56	$20.87	$20.54	$20.60	$20.68	$20.56	$20.68
Basic earnings (loss) per common share	$0.40	$(1.43)	$0.15	$0.32	$(0.51)	$(0.44)	$0.97
Diluted earnings (loss) per common share (9)	$0.40	$(1.43)	$0.15	$0.31	$(0.51)	$(0.44)	$0.96
Basic weighted average shares outstanding	42,069,098	33,784,999	33,581,604	33,538,069	33,432,871	35,755,375	33,511,321
Diluted weighted average shares outstanding (9)	42,273,778	33,784,999	33,780,666	33,821,562	33,432,871	35,755,375	33,675,388
Cash dividend declared per common share (4)	$0.09	$0.09	$0.09	$0.09	$0.09	$0.36	$0.36

	Three Months Ended					Years Ended December 31,
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Other Financial and Operating Data (12)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (1)	3.75%	3.49%	3.56%	3.51%	3.72%	3.58%	3.76%
Net income (loss) / Average total assets (ROA) (1)	0.67%	(1.92)%	0.21%	0.44%	(0.71)%	(0.16)%	0.34%
Net income(loss) / Average stockholders' equity (ROE) (1)	7.38%	(24.98)%	2.68%	5.69%	(9.22)%	(1.99)%	4.39%
Noninterest income / Total revenue (1)	21.28%	(143.12)%	19.66%	15.67%	19.36%	2.95%	21.14%

Capital Indicators (%)
Total capital ratio (1)	13.43%	12.72%	11.88%	12.49%	12.13%	13.43%	12.13%
Tier 1 capital ratio (1)	11.95%	11.36%	10.34%	10.87%	10.55%	11.95%	10.55%
Tier 1 leverage ratio (1)	9.66%	9.56%	8.74%	8.73%	8.84%	9.66%	8.84%
Common equity tier 1 capital ratio (CET1) (1)	11.21%	10.65%	9.60%	10.10%	9.79%	11.21%	9.79%
Tangible common equity ratio (1)(8)	8.77%	8.51%	7.30%	7.28%	7.34%	8.77%	7.34%
Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity (1)(8)	8.77%	8.51%	7.11%	7.10%	7.18%	8.77%	7.18%

Liquidity Ratios (%)
Loans to Deposits (1)	92.53%	93.23%	93.69%	88.93%	92.02%	92.53%	92.02%

Asset Quality Indicators (%)
Non-performing assets / Total assets (1)	1.23%	1.25%	1.24%	0.51%	0.56%	1.23%	0.56%
Non-performing loans / Total loans (1)	1.43%	1.52%	1.38%	0.43%	0.47%	1.43%	0.47%
Allowance for credit losses / Total non-performing loans	81.62%	69.51%	93.51%	317.01%	278.02%	81.62%	278.02%
Allowance for credit losses / Total loans held for investment	1.18%	1.15%	1.41%	1.38%	1.39%	1.18%	1.39%
Net charge-offs / Average total loans held for investment (1)(10)	0.26%	1.90%	1.13%	0.69%	0.85%	0.99%	0.69%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	3.29%	3.04%	3.03%	2.75%	4.57%	3.03%	3.29%
Salaries and employee benefits / Average total assets	1.39%	1.39%	1.40%	1.36%	1.38%	1.39%	1.41%
Other operating expenses/ Average total assets (1)	1.90%	1.64%	1.63%	1.39%	3.20%	1.64%	1.88%
Efficiency ratio (1)	74.91%	228.74%	74.21%	72.03%	108.30%	89.17%	75.21%
Full-Time-Equivalent Employees (FTEs) (11)	698	735	720	696	682	698	682

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Core Selected Consolidated Results of Operations and Other Data (8)

Pre-provision net revenue (PPNR)	$27,933	$(42,892)	$25,473	$25,862	$(7,595)	$36,376	$104,306
Core pre-provision net revenue (Core PPNR)	$37,217	$31,264	$31,007	$26,068	$29,811	$125,556	$141,990
Core net income	$21,160	$9,249	$9,307	$10,730	$15,272	$50,446	$65,104
Core basic earnings per common share	0.50	0.27	0.28	0.32	0.46	1.41	1.94
Core earnings per diluted common share (9)	0.50	0.27	0.28	0.32	0.46	1.41	1.93
Core net income / Average total assets (Core ROA) (1)	0.83%	0.37%	0.38%	0.44%	0.64%	0.51%	0.69%
Core net income / Average stockholders' equity (Core ROE)(1)	9.25%	4.80%	5.03%	5.78%	8.23%	6.37%	8.79%
Core efficiency ratio	64.71%	69.29%	68.60%	71.87%	69.67%	68.51%	63.61%

__________________
(1) See Glossary of Terms and Definitions for definitions of financial terms.
(2)     All periods include mortgage loans held for sale carried at fair value, while September 30, 2024, June 30, 2024 and December 31 2023 also include loans held for sale carried at the lower of estimated cost or fair value. As of December 31, 2024, there were no loans carried at the lower cost or fair value.
(3)      In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). There were no repurchases of Class A common stock in the fourth quarter of 2024. For repurchases during all other periods, see September 30, 2024 Form 10-Q, June 30, 2024 Form 10-Q, March 31, 2024 Form 10-Q and 2023 Form 10-K.
(4) For the three months ended December 31, 2024, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.8 million in connection with these dividends. For all other periods shown, the Company paid $3.0 million per quarter in connection with these dividends. The dividend declared in the fourth quarter of 2024 was paid on November 29, 2024 to shareholders of record at the close of business on November 14, 2024. See September 30, 2024 Form 10-Q, June 30, 2024 Form 10-Q, and 2023 Form 10-K for more information on dividend payments during the previous quarters.
(5) On September 27, 2024, the Company completed a public offering of 8,684,210 shares of its Class A common stock, at a price to the public of $19.00 per share.
(6)    In the fourth, third, second and first quarter of 2024 and in the fourth quarter of 2023, includes $9.7 million, $17.9 million, $17.7 million, $12.4 million and $12.0 million of provision for credit losses on loans. Provision for unfunded commitments (contingencies) in the fourth, third and second quarter of 2024 and in the fourth quarter of 2023, were $0.2 million, $1.1 million, $1.5 million and $0.5 million, respectively, while there was none in the first quarter of 2024. The Provision for Loan Losses was $60.5 million and $61.3 million for the years ended December 31, 2024 and 2023, respectively. These amounts include the Provision for Losses on Loans of $57.7 million and $60.1 million in the years ended December 31, 2024 and 2023, respectively, and the Provision for unfunded commitments (contingencies) of $2.8 million and $1.2 million as of December 31, 2024 and 2023, respectively.
(7) In the three months ended December 31, 2023, net income excludes losses of $0.8 million, attributable to a minority interest in Amerant Mortgage LLC. In the fourth quarter of 2023, the Company increased its ownership interest in Amerant Mortgage to 100% from 80% at September 30, 2023. This transaction had no material impact to the Company’s results of operations in the three months ended December 31, 2023. In connection with the change in ownership interest, which brought the minority interest share to zero, the Company derecognized the equity attributable to noncontrolling interest of $3.8 million at December 31, 2023, with a corresponding reduction to additional paid-in capital.
(8) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(9) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(10) See September 30, 2024 Form 10-Q, June 30, 2024 Form 10-Q, March 31, 2024 Form 10-Q and 2023 Form 10-K, for more details on charge-offs for all previous periods.
(11) As of December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2034 and December 31, 2023, includes 80, 81, 83, 65 and 67 FTEs for Amerant Mortgage, respectively.
(12) Operating data for the periods presented have been annualized.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, enhancement of the bank owned life insurance and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Net income (loss) attributable to Amerant Bancorp Inc.	$16,881	$(48,164)	$4,963	$10,568	$(17,123)	$(15,752)	$32,490
Plus: provision for credit losses (1)	9,910	19,000	19,150	12,400	12,500	60,460	61,277
Plus: provision for income tax (benefit) expense	1,142	(13,728)	1,360	2,894	(2,972)	(8,332)	10,539
Pre-provision net revenue (PPNR)	27,933	(42,892)	25,473	25,862	(7,595)	36,376	104,306
Plus: non-routine noninterest expense items	15,148	5,672	5,562	—	43,094	26,382	66,152
(Less) plus: non-routine noninterest income items	(5,864)	68,484	(28)	206	(5,688)	62,798	(28,468)
Core pre-provision net revenue (Core PPNR)	$37,217	$31,264	$31,007	$26,068	$29,811	$125,556	$141,990

Total noninterest income	$23,684	$(47,683)	$19,420	$14,488	$19,613	$9,909	$87,496
Less: Non-routine noninterest income items:
Derivative (losses) gains, net	—	—	(44)	(152)	(151)	(196)	28
Securities (losses) gains, net (2)	(8,200)	(68,484)	(117)	(54)	33	(76,855)	(10,989)
Bank owned life insurance charge (3)	—	—	—	—	(655)	—	(655)
Gain on sale of Houston Franchise (11)	12,636	—	—	—	—	12,636	—
Gains on early extinguishment of FHLB advances, net	1,428	—	189	—	6,461	1,617	40,084
Total non-routine noninterest income items	$5,864	$(68,484)	$28	$(206)	$5,688	$(62,798)	$28,468
Core noninterest income	$17,820	$20,801	$19,392	$14,694	$13,925	$72,707	$59,028

Total noninterest expenses	$83,386	$76,208	$73,302	$66,594	$109,702	$299,490	$311,355
Less: non-routine noninterest expense items
Restructuring costs (4)
Staff reduction costs (5)	—	—	—	—	1,120	—	4,006
Contract termination costs (6)	—	—	—	—	—	—	1,550
Consulting and other professional fees and software expenses (7)	—	—	—	—	1,629	—	6,379
Disposition of fixed assets (8)	—	—	—	—	—	—	1,419
Branch closure and related charges (9)	—	—	—	—	—	—	2,279
Total restructuring costs	$—	$—	$—	$—	$2,749	$—	$15,633
Other non-routine noninterest expense items:
Losses on loans held for sale carried at the lower cost or fair value (10)(11)	12,642	—	1,258	—	37,495	13,900	43,057
Other real estate owned valuation expense(12)	—	5,672	—	—	—	5,672	2,649
Goodwill and intangible assets impairment (11)	—	—	300	—	1,713	300	1,713
Fixed assets impairment (11)(13)	—	—	3,443	—	—	3,443	—
Legal, broker fees, and other costs (11)	2,506	—	561	—	—	3,067	—
Bank owned life insurance enhancement costs (3)	—	—	—	—	1,137	—	1,137
Impairment charge on investment carried at cost	—	—	—	—	—	—	1,963
Total non-routine noninterest expense items	$15,148	$5,672	$5,562	$—	$43,094	$26,382	$66,152
Core noninterest expenses	$68,238	$70,536	$67,740	$66,594	$66,608	$273,108	$245,203

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages and per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Net income (loss) attributable to Amerant Bancorp Inc.	$16,881	$(48,164)	$4,963	$10,568	$(17,123)	$(15,752)	$32,490
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	15,148	5,672	5,562	—	43,094	26,382	66,152
Income tax effect (14)	(3,409)	(1,332)	(1,196)	—	(8,887)	(5,937)	(13,892)
Total after-tax non-routine items in noninterest expense	11,739	4,340	4,366	—	34,207	20,445	52,260
(Less) plus: before-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(5,864)	68,484	(28)	206	(5,688)	62,798	(28,468)
Income tax effect (14)	(1,596)	(15,411)	6	(44)	1,032	(17,045)	5,978
Total after-tax non-routine items in noninterest income	(7,460)	53,073	(22)	162	(4,656)	45,753	(22,490)
BOLI enhancement tax impact (3)	—	—	—	—	2,844	—	2,844
Core net income	$21,160	$9,249	$9,307	$10,730	$15,272	$50,446	$65,104

Basic earnings (loss) per share	$0.40	$(1.43)	$0.15	$0.32	$(0.51)	$(0.44)	$0.97
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (15)	0.28	0.13	0.13	—	1.11	0.57	1.64
(Less) plus: after tax impact of non-routine items in noninterest income	(0.18)	1.57	—	—	(0.14)	1.28	(0.67)
Total core basic earnings per common share	$0.50	$0.27	$0.28	$0.32	$0.46	$1.41	$1.94

Diluted earnings (loss) per share (16)	$0.40	$(1.43)	$0.15	$0.31	$(0.51)	$(0.44)	$0.96
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (15)	0.28	0.13	0.13	—	1.11	0.57	1.63
(Less) plus: after tax impact of non-routine items in noninterest income	(0.18)	1.57	—	0.01	(0.14)	1.28	(0.66)
Total core diluted earnings per common share	$0.50	$0.27	$0.28	$0.32	$0.46	$1.41	$1.93

Net income (loss) / Average total assets (ROA)	0.67%	(1.92)%	0.21%	0.44%	(0.71)%	(0.16)%	0.34%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (15)	0.46%	0.18%	0.17%	—%	1.55%	0.21%	0.58%
(Less) plus: after tax impact of non-routine items in noninterest income	(0.30)%	2.11%	—%	—%	(0.20)%	0.46%	(0.23)%
Core net income / Average total assets (Core ROA)	0.83%	0.37%	0.38%	0.44%	0.64%	0.51%	0.69%

Net income (loss) / Average stockholders' equity (ROE)	7.38%	(24.98)%	2.68%	5.69%	(9.22)%	(1.99)%	4.39%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (15)	5.13%	2.25%	2.36%	—%	19.96%	2.58%	7.44%
(Less) plus: after tax impact of non-routine items in noninterest income	(3.26)%	27.53%	(0.01)%	0.09%	(2.51)%	5.78%	(3.04)%
Core net income / Average stockholders' equity (Core ROE)	9.25%	4.80%	5.03%	5.78%	8.23%	6.37%	8.79%

Efficiency ratio	74.91%	228.74%	74.21%	72.03%	108.30%	89.17%	75.21%
(Less): impact of non-routine items in noninterest expense and noninterest income	(10.20)%	(159.45)%	(5.61)%	(0.16)%	(38.63)%	(20.66)%	(11.60)%
Core efficiency ratio	64.71%	69.29%	68.60%	71.87%	69.67%	68.51%	63.61%

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages, share data and per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	2024	2023
Stockholders' equity	$890,467	$902,888	$734,342	$738,085	$736,068	$890,467	$736,068
Less: goodwill and other intangibles (17)	(24,314)	(24,366)	(24,581)	(24,935)	(25,029)	(24,314)	(25,029)
Tangible common stockholders' equity	$866,153	$878,522	$709,761	$713,150	$711,039	$866,153	$711,039
Total assets	9,897,691	10,353,127	9,747,738	9,817,772	9,716,327	9,897,691	9,716,327
Less: goodwill and other intangibles (17)	(24,314)	(24,366)	(24,581)	(24,935)	(25,029)	(24,314)	(25,029)
Tangible assets	$9,873,377	$10,328,761	$9,723,157	$9,792,837	$9,691,298	$9,873,377	$9,691,298
Common shares outstanding	42,127,316	42,103,623	33,562,756	33,709,395	33,603,242	42,127,316	33,603,242
Tangible common equity ratio	8.77%	8.51%	7.30%	7.28%	7.34%	8.77%	7.34%
Stockholders' book value per common share	$21.14	$21.44	$21.88	$21.90	$21.90	$21.14	$21.90
Tangible stockholders' book value per common share	$20.56	$20.87	$21.15	$21.16	$21.16	$20.56	$21.16

Tangible common stockholders' equity	$866,153	$878,522	$709,761	$713,150	$711,039	$866,153	$711,039
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (18)	—	—	(20,304)	(18,729)	(16,197)	—	(16,197)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$866,153	$878,522	$689,457	$694,421	$694,842	$866,153	$694,842
Tangible assets	$9,873,377	$10,328,761	$9,723,157	$9,792,837	$9,691,298	$9,873,377	$9,691,298
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (18)	—	—	(20,304)	(18,729)	(16,197)	—	(16,197)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$9,873,377	$10,328,761	$9,702,853	$9,774,108	$9,675,101	$9,873,377	$9,675,101
Common shares outstanding	42,127,316	42,103,623	33,562,756,000	33,709,395,000	33,603,242	42,127,316	33,603,242

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	8.77%	8.51%	7.11%	7.10%	7.18%	8.77%	7.18%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$20.56	$20.87	$20.54	$20.60	$20.68	$20.56	$20.68
____________
(1)     Includes provision for credit losses on loans and provision for loan contingencies. See Footnote 6 in Exhibit 1 - Selected Financial Information for more details.
(2)     In the third quarter of 2024, the Company executed an investment portfolio repositioning which resulted in a total pre-tax net loss of $68.5 million during the same period. The investment portfolio repositioning was completed in early October 2024 resulting in an additional $8.1 million in losses in the fourth quarter of 2024.
(3) In the fourth quarter of 2023, the Company completed a restructuring of its bank-owned life insurance (“BOLI”) program. This was executed through a combination of a 1035 exchange and a surrender and reinvestment into higher-yielding general account with a new investment grade insurance carrier. This transaction allowed for higher team member participation through an enhanced split-dollar plan. Estimated improved yields resulting from the enhancement have an earn-back period of approximately 2 years. In the fourth quarter of 2023, we recorded total additional expenses and charges of $4.6 million in connection with this transaction, including: (i) a reduction of $0.7 million to the cash surrender value of BOLI; (ii) transaction costs of $1.1 million, and (iii) income tax expense of $2.8 million.
(4)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, promoting the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(5) Staff reduction costs consist of severance expenses related to organizational rationalization.
(6) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(7) In the three months and year ended December 31, 2023, includes an aggregate of $1.6 million and $6.4 million, respectively, of nonrecurrent expenses in connection with the engagement of FIS and, to a lesser extent, software expenses related to legacy applications running in parallel to new core banking applications. The transition to FIS was completed in 2023, therefore, there were no significant nonrecurrent expenses in connection with engagement of FIS in all the other periods shown.
(8) Includes expenses in connection with the disposition of fixed assets due to the write-off of in-development software in the year ended December 31, 2023.
(9) In the year ended December 31, 2023, includes expenses of $0.3 million in connection with the closure of a branch in Houston, Texas in 2023. In addition, in the year ended December 31, 2023, includes $0.9 million of accelerated amortization of leasehold improvements and $0.6 million of right-of-use, or ROU asset impairment, associated with the closure of a branch in Miami, Florida in 2023. Also, in the year ended December 31, 2023, includes $0.5 million of ROU asset impairment associated with the closure of a branch in Houston, Texas in 2023.
(10) In the three months and year ended December 31, 2024, includes loss on sale of $12.6 million, including transaction costs, related to the sale of a portfolio of 323 business-purpose, investment property, residential mortgage loans with a balance of approximately $71.4 million. In each of the three months and year ended December 31, 2023, includes: (i) a fair value adjustment of $35.5 million related to an aggregate of $401 million in Houston-based CRE loans held for sale which are carried at the lower of fair value or cost, and (ii) a loss on sale of $2.0 million related to a New York-based CRE loan previously carried at the lower of fair value or cost. In the year ended December 31, 2023, includes a fair value adjustment of $5.6 million related to a New York-based CRE loan held for sale carried at the lower of fair value or cost.
(11) In the three months and year ended December 31, 2024, amounts shown are in connection with the Houston Transaction.
(12) In the year ended December 31, 2023, amount represents the loss on sale of repossessed assets in connection with our equipment-financing activities.
(13) Related to Houston branches and included as part of occupancy and equipment expenses. See Exhibit 5 for additional information.
(14) In the year ended December 31, 2024, income tax effect amounts on nonroutine items of noninterest income and expense were calculated using estimated tax rates of 27.14% and 22.50%, respectively. In the year ended December 31, 2023, amounts were calculated using an estimated tax rate of 21.00%. In the three months ended March 31, 2024, amounts were calculated based upon the effective tax rate for the period of 21.50%. For all of the other periods shown, amounts represent the difference between the current and prior period year-to-date tax effect.
(15) In the three months and year ended December 31, 2023, per share amounts and percentages were calculated using the after-tax impact of non-routine items in noninterest expense of $34.2 million and $52.3 million, respectively, and BOLI tax impact of $2.8 million in each period. In all other periods shown, per share amounts and percentages were calculated using the after tax impact of non-routine items in noninterest expense.
(16) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(17) At December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023, other intangible assets primarily consist of naming rights of $2.0 million, $2.1 million, $2.3 million, $2.4 million and $2.5 million, respectively, and mortgage servicing rights (“MSRs”) of $1.5 million, $1.4 million, $1.5 million, $1.4 million and $1.4 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(18) There were no debt securities held to maturity at December 31, 2024 and September 30, 2024. As of June 30, 2024, March 31, 2024 and December 31, 2023, amounts were calculated based upon the fair value of debt securities held to maturity, and assuming a tax rate of 25.38%, 25.40% and 25.36%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, as well as premiums paid on purchased loans, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,322,613	$128,910	7.00%	$7,291,632	$129,752	7.08%	$7,107,222	$127,090	7.09%
Debt securities available for sale (3)(4)	1,346,108	16,069	4.75%	1,313,366	14,273	4.32%	1,060,113	11,603	4.34%
Debt securities held to maturity (5)	—	—	—%	205,958	1,752	3.38%	227,765	1,951	3.40%
Debt securities held for trading	—	—	—%	—	—	—%	—	—	—%
Equity securities with readily determinable fair value not held for trading	2,509	19	3.01%	2,525	19	2.99%	2,450	12	1.94%
Federal Reserve Bank and FHLB stock	58,861	1,035	7.00%	61,147	1,083	7.05%	49,741	894	7.13%
Deposits with banks	560,323	6,811	4.84%	344,469	4,670	5.39%	265,657	3,940	5.88%
Other short-term investments	6,380	74	4.61%	6,677	88	5.24%	5,928	79	5.29%
Total interest-earning assets	9,296,794	152,918	6.54%	9,225,774	151,637	6.54%	8,718,876	145,569	6.62%
Total non-interest-earning assets (6)	798,113			760,198			794,844
Total assets	$10,094,907			$9,985,972			$9,513,720

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,233,157	$12,859	2.29%	$2,294,323	$15,345	2.66%	$2,435,871	$16,350	2.66%
Money market	1,622,240	15,696	3.85%	1,541,987	16,804	4.34%	1,259,859	13,917	4.38%
Savings	242,589	24	0.04%	247,903	26	0.04%	271,307	30	0.04%
Total checking and saving accounts	4,097,986	28,579	2.77%	4,084,213	32,175	3.13%	3,967,037	30,297	3.03%
Time deposits	2,336,324	26,427	4.50%	2,324,694	27,260	4.67%	2,276,720	24,985	4.35%
Total deposits	6,434,310	55,006	3.40%	6,408,907	59,435	3.69%	6,243,757	55,282	3.51%
Securities sold under agreements to repurchase	115	1	3.46%	—	—	—%	106	2	7.49%
Advances from the FHLB (7)	782,242	7,946	4.04%	863,913	8,833	4.07%	635,272	6,225	3.89%
Senior notes	59,804	941	6.26%	59,725	942	6.27%	59,488	941	6.28%
Subordinated notes	29,604	361	4.85%	29,561	361	4.86%	29,433	361	4.87%
Junior subordinated debentures	64,178	1,030	6.38%	64,178	1,067	6.61%	64,178	1,081	6.68%
Total interest-bearing liabilities	7,370,253	65,285	3.52%	7,426,284	70,638	3.78%	7,032,234	63,892	3.60%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,469,726			1,491,406			1,381,157
Accounts payable, accrued liabilities and other liabilities	344,770			301,373			363,711
Total non-interest-bearing liabilities	1,814,496			1,792,779			1,744,868
Total liabilities	9,184,749			9,219,063			8,777,102
Stockholders’ equity	910,158			766,909			736,618
Total liabilities and stockholders' equity	$10,094,907			$9,985,972			$9,513,720
Excess of average interest-earning assets over average interest-bearing liabilities	$1,926,541			$1,799,490			$1,686,642
Net interest income		$87,633			$80,999			$81,677
Net interest rate spread			3.02%			2.76%			3.02%
Net interest margin (7)			3.75%			3.49%			3.72%
Cost of total deposits (7)			2.77%			2.99%			2.88%
Ratio of average interest-earning assets to average interest-bearing liabilities	126.14%			124.23%			123.98%
Average non-performing loans/ Average total loans	1.36%			1.54%			0.49%

	Year Ended December 31,
	2024			2023 (audited)
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,157,991	$505,484	7.06%	$7,006,919	$475,405	6.78%
Debt securities available for sale (3)(4)	1,291,974	57,631	4.46%	1,053,034	43,096	4.09%
Debt securities held to maturity (5)	162,657	5,597	3.44%	234,168	7,997	3.42%
Debt securities held for trading	—	—	—%	586	7	1.19%
Equity securities with readily determinable fair value not held for trading	2,495	106	4.25%	2,454	33	1.34%
Federal Reserve Bank and FHLB stock	56,234	3,957	7.04%	53,608	3,727	6.95%
Deposits with banks	423,185	22,492	5.31%	322,853	18,212	5.64%
Other short-term investments	6,348	322	5.07%	2,115	102	4.80%
Total interest-earning assets	9,100,884	595,589	6.54%	8,675,737	548,579	6.32%
Total non-interest-earning assets (6)	790,919			776,484
Total assets	$9,891,803			$9,452,221
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,345,193	$62,719	2.67%	$2,486,190	$62,551	2.52%
Money market	1,502,304	62,307	4.15%	1,226,311	42,212	3.44%
Savings	251,626	103	0.04%	284,510	144	0.05%
Total checking and saving accounts	4,099,123	125,129	3.05%	3,997,011	104,907	2.62%
Time deposits	2,302,798	105,780	4.59%	2,074,549	78,829	3.80%
Total deposits	6,401,921	230,909	3.61%	6,071,560	183,736	3.03%
Securities sold under agreements to repurchase	60	3	5.00%	124	7	5.65%
Advances from the FHLB (7)	757,502	29,303	3.87%	805,084	28,816	3.58%
Senior notes	59,686	3,767	6.31%	59,370	3,766	6.34%
Subordinated notes	29,540	1,444	4.89%	29,370	1,445	4.92%
Junior subordinated debentures	64,178	4,206	6.55%	64,178	4,345	6.77%
Total interest-bearing liabilities	7,312,887	269,632	3.69%	7,029,686	222,115	3.16%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,461,940			1,356,538
Accounts payable, accrued liabilities and other liabilities	324,932			325,367
Total non-interest-bearing liabilities	1,786,872			1,681,905
Total liabilities	9,099,759			8,711,591
Stockholders’ equity	792,044			740,630
Total liabilities and stockholders' equity	$9,891,803			$9,452,221
Excess of average interest-earning assets over average interest-bearing liabilities	$1,787,997			$1,646,051
Net interest income		$325,957			$326,464
Net interest rate spread			2.85%			3.16%
Net interest margin (7)			3.58%			3.76%
Cost of total deposits (7)			2.94%			2.47%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.45%			123.42%
Average non-performing loans/ Average total loans	1.03%			0.48%

_______________
(1) Includes loans held for investment, net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $80.5 million, $92.1 million and $92.7 million in the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $90.0 million and $90.0 million in the years ended December 31, 2024 and 2023, respectively. The average balance of total loans held for sale was $357.2 million, $612.9 million and $100.7 million in the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $353.9 million and $77.8 million in the years ended December 31, 2024 and 2023, respectively.
(2) Includes average non-performing loans of $101.0 million, $113.5 million and $35.1 million for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $74.9 million and $34.3 million for the years ended December 31, 2024 and 2023, respectively.
(3) Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $31.7 million, $89.4 million and $142.1 million in the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $84.5 million and $118.5 million in the years ended December 31, 2024 and 2023, respectively.
(4)    Includes nontaxable securities with average balances of $60.4 million, $19.9 million and $17.8 million for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $29.4 million and $17.8 million in the years ended December 31, 2024 and 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.39%, 4.33% and 4.78% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and 4.45% and 4.83% for the years ended December 31, 2024 and 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $44.5 million and $48.9 million for the three months ended September 30, 2024 and December 31, 2023, respectively. We had no average held to maturity balances at December 31, 2024. We had average balances of $35.2 million and $49.8 million in the years ended December 31, 2024 and 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.43% and 4.26% for the quarter ended September 30, 2024 and December 31, 2023, respectively, and 4.29% and 4.22% for the years ended December 31, 2024 and 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6) Excludes the allowance for credit losses.
(7)    See Glossary of Terms and Definitions for definitions of financial terms.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2024		September 30, 2024		December 31, 2023		2024		2023
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$5,501	23.2%	$5,046	10.6%	$4,424	22.5%	$20,153	203.4%	$19,376	22.1%
Brokerage, advisory and fiduciary activities	4,653	19.7%	4,466	9.4%	4,249	21.7%	17,984	181.5%	17,057	19.5%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	2,364	10.0%	2,332	4.9%	849	4.3%	9,280	93.7%	5,173	5.9%
Cards and trade finance servicing fees	1,533	6.5%	1,430	3.0%	1,238	6.3%	5,517	55.7%	3,067	3.5%
Gain (loss) on early extinguishment of FHLB advances, net	1,428	6.0%	—	—%	6,461	32.9%	1,617	16.3%	40,084	45.8%
Securities (losses) gains, net (2)	(8,200)	(34.6)%	(68,484)	(143.6)%	33	0.2%	(76,855)	(775.6)%	(10,989)	(12.6)%
Derivative (losses) gains, net (3)	—	—%	—	—%	(151)	(0.8)%	(196)	(2.0)%	28	—%
Loan-level derivative income (4)	706	3.0%	3,515	7.4%	837	4.3%	7,044	71.1%	4,580	5.2%
Gain on sale of Houston Franchise	12,636	53.4%	—	—%	—	—%	12,636	127.5%	—	—%
Other noninterest income (5)	3,063	12.8%	4,012	8.3%	1,673	8.5%	12,729	128.4%	9,120	10.6%
Total noninterest income	$23,684	100.0%	$(47,683)	(100.0)%	$19,613	100.0%	$9,909	100.0%	$87,496	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable. In the three months and year ended December 31, 2023, includes a charge of $0.7 million in connection with the enhancement/restructuring of BOLI in the fourth quarter of 2023.
(2) Amounts are primarily in connection with losses and gains on the sale of debt securities available for sale. In the three months ended December 31, 2024 and September 30, 2024, includes a total net loss of $8.1 million and $68.5 million, respectively, as a result of the investment portfolio repositioning. In the year ended December 31, 2024, includes $76.7 million as a result of the investment portfolio repositioning.
(3)     Net unrealized gains and losses related to uncovered interest rate caps with clients.
(4) Income from interest rate swaps and other derivative transactions with customers. The Company incurs expenses related to derivative transactions with customers which are included as part of noninterest expenses under loan-level derivative expense. See Exhibit 5 for more details.
(5)    Includes mortgage banking income of $1.1 million, $2.8 million and $0.6 million in the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $6.9 million and $4.5 million in the years ended December 31, 2024 and 2023, respectively, primarily consisting of net gains on sale, valuation and derivative transactions associated with mortgage loans held for sale activity, and other smaller sources of income related to the operations of Amerant Mortgage. In addition, includes $0.5 million BOLI death benefits received in the year ended December 31, 2024. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2024		September 30, 2024		December 31, 2023		2024		2023
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$35,284	42.3%	$34,979	45.9%	$33,049	30.1%	$137,078	45.8%	$133,506	42.9%
Occupancy and equipment (2)	5,719	6.9%	5,891	7.7%	7,015	6.4%	27,127	9.1%	27,843	8.9%
Professional and other services fees (3)	14,308	17.2%	13,711	18.0%	14,201	12.9%	51,092	17.1%	34,569	11.1%
Loan-level derivative expense (4)	34	—%	1,802	2.4%	182	0.2%	2,420	0.8%	1,910	0.6%
Telecommunications and data processing (5)	2,967	3.6%	2,991	3.9%	3,838	3.5%	12,223	4.1%	15,485	5.0%
Depreciation and amortization (6)	1,734	2.1%	1,737	2.3%	1,480	1.3%	6,600	2.2%	6,842	2.2%
FDIC assessments and insurance	2,932	3.5%	2,863	3.8%	2,535	2.3%	11,575	3.9%	10,601	3.4%
Losses on loans held for sale carried at the lower cost or fair value (7)	12,642	15.2%	—	—%	37,495	34.2%	13,900	4.6%	43,057	13.8%
Advertising expenses	3,703	4.4%	3,468	4.6%	3,169	2.9%	14,492	4.8%	12,811	4.1%
Other real estate owned and repossessed assets (income) expense, net (8)	(196)	(0.2)%	5,535	7.3%	(205)	(0.2)%	4,837	1.6%	2,092	0.7%
Contract termination costs (9)	—	—%	—	—%	—	—%	—	—%	1,550	0.5%
Other operating expenses (10)	4,259	5.0%	3,231	4.1%	6,943	6.4%	18,146	6.0%	21,089	6.8%
Total noninterest expense (11)	$83,386	100.0%	$76,208	100.0%	$109,702	100.0%	$299,490	100.0%	$311,355	100.0%
__________

(1) Includes $1.4 million in expenses related to the Houston Transaction in the three months and year ended December 31, 2024. In addition, includes staff reduction costs of $1.1 million and $4.0 million in the three months and year ended December 31, 2023, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) In the year ended December 31, 2024, includes fixed assets impairment charge of $3.4 million in connection with the Houston Transaction. In the year ended December 31, 2023, includes a rent termination fee of $0.3 million in connection with the closure of a branch in Houston, Texas, as well as an aggregate of $1.1 million related to ROU asset impairments in connection with the closure of two branches in 2023 (one branch in Miami, Florida and another branch in Houston, Texas).
(3) Includes $0.1 million and $0.4 million, in legal expenses in connection with the Houston Transaction in the three months ended December 31, 2024 and year ended December 31, 2024, respectively. In addition, includes additional, nonrecurrent expenses of $1.2 million and $5.8 million in the three months and year ended December 31, 2023, respectively, related to the engagement of FIS. Lastly, includes recurring service fees in connection with the engagement of FIS in the three months ended December 31, 2024 and September 30, 2024, and December 31, 2023 and the years ended December 31, 2024 and 2023.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Includes a charge of $1.4 million in the year ended December 31, 2023 related to the disposition of fixed assets due to the write off of in-development software. In addition, in the three months and year ended December 31, 2023, includes $0.4 million of software expenses related to legacy applications running in parallel to new core banking applications.
(6) Includes a charge of $0.9 million in the year ended December 31, 2023 for the accelerated depreciation of leasehold improvements in connection with the closure of a branch in Miami, Florida in 2023.
(7) In the three months ended December 31, 2024 and 2023 as well as years ended December 31, 2024 and 2023, consists of losses on loans held for sale carried at the lower of fair value or cost, including valuation allowance as a result of changes in their fair value and losses on the sale of these loans.
(8) In the year ended December 31, 2023, includes a loss on sale of repossessed assets in connection with our equipment-financing activities of $2.6 million.
(9) Contract termination and related costs associated with third party vendors resulting from the Company’s transition to our new technology provider.

(10) In the three months and year ended December 31, 2024, includes broker fees of $1.0 million and $1.3 million in connection with the Houston Transaction. In each of the three months and the year ended December 31, 2023, includes goodwill and intangible assets impairments totaling $1.7 million related to two of our subsidiaries (Amerant Mortgage and Elant, a Cayman-based trust company). In addition, in each of the three months and the year ended December 31, 2023, includes additional costs of $1.1 million in connection with the restructuring of the Company’s BOLI. Also, in the year ended December 31, 2023, includes an impairment charge of $2.0 million related to an investment carried at cost and included in other assets. In all of the periods shown, includes mortgage loan origination and servicing expenses, charitable contributions, community engagement, postage and courier expenses, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan and other small expenses.
(11) Includes $3.7 million, $3.9 million, and $3.5 million in the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $14.1 million and $14.4 million in the years ended December 31, 2024 and 2023, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other service fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets					(audited)
Cash and due from banks	$39,197	$40,538	$32,762	$41,231	$47,234
Interest earning deposits with banks	519,853	614,345	238,346	577,843	242,709
Restricted cash	24,365	10,087	32,430	33,897	25,849
Other short-term investments	6,944	6,871	6,781	6,700	6,080
Cash and cash equivalents	590,359	671,841	310,319	659,671	321,872
Securities
Debt securities available for sale, at fair value	1,437,170	1,476,378	1,269,356	1,298,073	1,217,502
Debt securities held to maturity, at amortized cost (1)	—	—	219,613	224,014	226,645
Equity securities with readily determinable fair value not held for trading	2,477	2,562	2,483	2,480	2,534
Federal Reserve Bank and Federal Home Loan Bank stock	58,278	63,604	56,412	54,001	50,294
Securities	1,497,925	1,542,544	1,547,864	1,578,568	1,496,975
Loans held for sale, at lower of cost or fair value (2)	—	553,941	551,828	—	365,219
Mortgage loans held for sale, at fair value	42,911	43,851	60,122	48,908	26,200
Loans held for investment, gross	7,224,368	6,964,171	6,710,961	6,957,475	6,873,493
Less: Allowance for credit losses	84,963	79,890	94,400	96,050	95,504
Loans held for investment, net	7,139,405	6,884,281	6,616,561	6,861,425	6,777,989
Bank owned life insurance	243,547	241,183	238,851	237,314	234,972
Premises and equipment, net	31,814	32,866	33,382	44,877	43,603
Deferred tax assets, net	53,543	41,138	48,779	48,302	55,635
Operating lease right-of-use assets	100,028	100,158	100,580	117,171	118,484
Goodwill	19,193	19,193	19,193	19,193	19,193
Accrued interest receivable and other assets (3)(4)	178,966	222,131	220,259	202,343	256,185
Total assets	$9,897,691	$10,353,127	$9,747,738	$9,817,772	$9,716,327
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,504,229	$1,482,061	$1,465,140	$1,397,331	$1,426,919
Interest bearing	2,229,467	2,389,605	2,316,976	2,619,115	2,560,629
Savings and money market	1,885,928	1,835,700	1,723,233	1,616,719	1,610,218
Time	2,234,445	2,403,578	2,310,662	2,245,078	2,297,097
Total deposits	7,854,069	8,110,944	7,816,011	7,878,243	7,894,863
Advances from the Federal Home Loan Bank	745,000	915,000	765,000	715,000	645,000
Senior notes	59,843	59,764	59,685	59,605	59,526
Subordinated notes	29,624	29,582	29,539	29,497	29,454
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (5)	106,071	105,875	105,861	122,267	123,167
Accounts payable, accrued liabilities and other liabilities (6)	148,439	164,896	173,122	210,897	164,071
Total liabilities	9,007,224	9,450,239	9,013,396	9,079,687	8,980,259

Stockholders’ equity
Class A common stock	4,214	4,210	3,357	3,373	3,361
Additional paid in capital	343,830	342,508	189,601	192,237	192,701
Retained earnings	582,229	569,131	620,299	618,359	610,802
Accumulated other comprehensive loss	(39,806)	(12,961)	(78,915)	(75,884)	(70,796)
Total stockholders' equity	890,467	902,888	734,342	738,085	736,068
Total liabilities and stockholders' equity	$9,897,691	$10,353,127	$9,747,738	$9,817,772	$9,716,327

__________
(1) Estimated fair value of $192,403, $198,909 and $204,945 at June 30, 2024, March 31, 2024 and December 31, 2023, respectively. During the third quarter of 2024, the Company executed an investment portfolio repositioning and transferred approximately $220 million in debt securities from held to maturity to the available for sale category.

(2) As of September 30, 2024 and June 30, 2024, includes loans held for sale and a valuation allowance of $1.3 million, in connection with the Houston Transaction. As of December 31, 2023, includes a valuation allowance of $35.5 million as a result of fair value adjustment.
(3) As of December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023, includes derivative assets with a total fair value of $48.0 million, $52.3 million, $64.0 million, $64.7 million and $59.9 million, respectively. As of December 31, 2023, includes a receivable from insurance carrier for $62.5 million in connection with the restructuring of the Company’s BOLI in the fourth quarter of 2023, which were collected in the first quarter of 2024.
(4) As of September 30, 2024 and June 30, 2024, includes other assets for sale of approximately $21.4 million and $23.6 million, respectively, in connection with the Houston Transaction.
(5) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(6) As of December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023, includes derivatives liabilities with a total fair value of $47.6 million, $51.3 million, $62.9 million, $63.8 million and $59.4 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Real estate loans					(audited)
Commercial real estate
Non-owner occupied	$1,678,473	$1,688,308	$1,714,088	$1,672,470	$1,616,200
Multi-family residential	336,229	351,815	359,257	349,917	407,214
Land development and construction loans	495,208	421,489	343,472	333,198	300,378
	2,509,910	2,461,612	2,416,817	2,355,585	2,323,792
Single-family residential	1,516,082	1,499,599	1,446,569	1,490,711	1,466,608
Owner occupied	1,007,074	1,001,762	981,405	1,193,909	1,175,331
	5,033,066	4,962,973	4,844,791	5,040,205	4,965,731
Commercial loans	1,747,859	1,630,018	1,521,533	1,550,140	1,503,187
Loans to financial institutions and acceptances	170,435	92,489	48,287	29,490	13,375
Consumer loans and overdrafts (1)	273,008	278,391	296,350	337,640	391,200
Total loans	$7,224,368	$6,964,171	$6,710,961	$6,957,475	$6,873,493
__________________

(1) As of December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023 includes $83.5 million, $103.9 million, $131.9 million, $163.3 million and $210.9 million, respectively, in consumer loans purchased under indirect lending programs.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Loans held for sale at the lower of fair value or cost					(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$—	$111,591	$112,002	$—	$—
Multi-family residential	—	—	918	—	309,612
Land development and construction loans	—	35,020	29,923	—	55,607
	$—	$146,611	$142,843	$—	$365,219
Single-family residential	—	87,820	88,507	—	—
Owner occupied	—	221,774	220,718	—	—
	—	456,205	452,068	—	365,219
Commercial loans	—	87,866	90,353	—	—
Consumer loans	—	9,870	9,407	—	—
Total loans held for sale at the lower of fair value or cost (1)	—	553,941	551,828	—	365,219

Mortgage loans held for sale at fair value
Land development and construction loans	10,768	10,608	7,776	26,058	12,778
Single-family residential	32,143	33,243	52,346	22,850	13,422
Total Mortgage loans held for sale, at fair value (2)	42,911	43,851	60,122	48,908	26,200
Total loans held for sale	$42,911	$597,792	$611,950	$48,908	$391,419
__________________
(1) As of September 30, 2024 and June 30, 2024, includes loans transferred from the held for investment to the held for sale category in the second and third quarters of 2024 as a result of the Houston Transaction. In the fourth quarter of 2024, the Company completed the sale of the Houston franchise. As of December 31, 2023, includes Houston-based CRE loans transferred from the held for investment to the held for sale category in the fourth quarter of 2023. The Company subsequently sold these loans in the first quarter of 2024. See exhibit 2 for more information on valuation allowance recognized in 2024 and 2023 on loans held for sale carried at the lower of cost or fair value.
(2) Loans held for sale in connection with Amerant Mortgage’s ongoing business.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Non-Accrual Loans					(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$1,916	$—	$—	$—
Multi-family residential	—	—	6	—	8
	—	1,916	6	—	8
Single-family residential	8,140	13,452	3,726	4,400	2,459
Land development and construction loans	4,119	—	—	—	—
Owner occupied	23,191	29,240	26,309	1,958	3,822
	35,450	44,608	30,041	6,358	6,289
Commercial loans	64,572	68,654	67,005	21,833	21,949
Consumer loans and overdrafts	—	—	4	45	38
Total Non-Accrual Loans(1)	$100,022	$113,262	$97,050	$28,236	$28,276

Past Due Accruing Loans
Real Estate Loans
Commercial real estate (CRE)
Owner occupied	837	—	769	—	—
Single-family residential	1,201	1,129	2,656	1,149	5,218
Commercial	2,033	104	—	918	857
Consumer loans and overdrafts	8	434	477	—	49
Total Past Due Accruing Loans (2)	4,079	1,667	3,902	2,067	6,124
Total Non-Performing Loans	104,101	114,929	100,952	30,303	34,400
Other Real Estate Owned	18,074	14,509	20,181	20,181	20,181
Total Non-Performing Assets	$122,175	$129,438	$121,133	$50,484	$54,581

__________________
(1)    See September 30, 2024 Form 10-Q, June 30, 2024 Form 10-Q, March 31, 2024 Form 10-Q and 2023 Form 10-K for more information about the activity of non-accrual loans in the third, second and first quarters of 2024 and all periods in 2023.
(2)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans held for investment by credit quality indicators. We have not purchased credit-impaired loans.

	December 31, 2024				September 30, 2024				December 31, 2023
									(audited)
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$361	$21,430	$—	$21,791	$34,374	$1,916	$—	$36,290	$—	$—	$—	$—
Multi-family residential	—	—	—	—	—	—	—	—	—	8	—	8
Land development and construction loans	—	4,119	—	4,119	—	—	—	—	—	—	—	—
	361	25,549	—	25,910	34,374	1,916	—	36,290	—	8	—	8
Single-family residential	—	9,438	—	9,438	—	13,544	—	13,544	—	2,800	—	2,800
Owner occupied	5,047	24,097	—	29,144	29,603	29,310	—	58,913	15,723	3,890	—	19,613
	5,408	59,084	—	64,492	63,977	44,770	—	108,747	15,723	6,698	—	22,421
Commercial loans	—	66,605	—	66,605	12,442	69,429	—	81,871	30,261	22,971	—	53,232
Consumer loans and overdrafts	—	8	—	8	—	—	—	—	—	41	—	41
	$5,408	$125,697	$—	$131,105	$76,419	$114,199	$—	$190,618	$45,984	$29,710	$—	$75,694

__________
(1)     There were no loans categorized as “Loss” as of the dates presented.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
					(audited)
Domestic	$5,277,763	$5,553,336	$5,281,946	$5,288,702	$5,430,059
Foreign:
Venezuela	1,889,331	1,887,282	1,918,134	1,988,470	1,870,979
Others	686,975	670,326	615,931	601,071	593,825
Total foreign	2,576,306	2,557,608	2,534,065	2,589,541	2,464,804
Total deposits	$7,854,069	$8,110,944	$7,816,011	$7,878,243	$7,894,863

Glossary of Terms and Definitions
•Total gross loans: include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale.
•Core deposits: consist of total deposits excluding all time deposits.
•Assets under management and custody: consists of assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
•Net interest margin, or NIM: defined as net interest income, or NII, divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
•ROA and Core ROA are calculated based upon the average daily balance of total assets.
•ROE and Core ROE are calculated based upon the average daily balance of stockholders’ equity.
•Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other non-routine items, which are described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
•Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
•Total capital ratio: total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
•Tier 1 capital ratio: Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
•Tier 1 leverage ratio: Tier 1 capital divided by quarter to date average assets.
•Common equity tier 1 capital ratio, CET1: Tier 1 capital divided by total risk-weighted assets.
•Tangible common equity ratio: calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
•Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity: calculated in the same manner described in tangible common equity but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
•Loans to Deposits ratio: calculated as the ratio of total loans gross divided by total deposits.
•Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
•Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
•Ratio for net charge-offs/average total loans held for investments: calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses.
•Other operating expenses: total noninterest expense less salary and employee benefits.
•Efficiency ratio: total noninterest expense divided by the sum of noninterest income and NII.
•The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
•Cost of total deposits: calculated based upon the average balance of total noninterest bearing and interest bearing deposits, which includes time deposits.
•AFS: Available-for-sale debt securities
•HTM: Held-to-maturity debt securities